Exhibit 10.19

Last updated: 2/21/2014

Janus Capital Variable Compensation Program

The Janus Capital Variable Compensation Program (the “Program”) covers all variable compensation to be paid to employees of Janus Capital Group Inc. (“JCG”), Janus Management Holdings Corporation, Janus Capital International Limited, Janus Capital Asia Limited, Janus Capital Singapore Pte. Limited and any future subsidiary that has one or more Janus employee(s) (collectively, “Janus”).

The Program at a Glance

The Program is designed to fund 100% of Janus employee variable compensation awards from company profits.  The Program has two separate variable compensation pools:  (i) the Janus Investments Pool, and (ii) the JCG Pool.  Each pool will fund variable cash and long-term incentive (“LTI”) awards to employees eligible to receive awards from that pool.  Employees will generally be eligible to participate in one pool or the other, as determined by JCG’s Chief Executive Officer (“CEO”).

1.             The Janus Investments Pool:  The Janus Investments Pool covers employees contributing to the investment management team of Janus, such as portfolio managers, research analysts, research associates, traders, client portfolio managers, portfolio analytics personnel, risk personnel and the investment team’s administrative support.

2.             The JCG Pool:  The JCG Pool covers employees contributing to the executive, distribution, administrative, and operational support of JCG and its subsidiaries, such as non-investment team officers, core employees, distribution/sales personnel, and any other Janus employee who is not eligible to participate in the Janus Investments Pool.

General Eligibility Criteria: Eligibility to participate in the Program is limited to Janus employees; however, certain positions and/or departments may be excluded from Program participation as determined in Janus’ discretion.  Program participation does not guarantee that variable compensation will be paid to or earned by an eligible employee.  To be eligible to receive awards under the Program, an employee must be actively employed by Janus on the day that Janus pays or otherwise distributes awards under the Program.

How the Program Works for You

Overview.  The Program provides participants with the opportunity to earn variable incentive compensation in addition to an employee’s base salary, sales commissions, if any, and retirement benefits such as employer contributions to the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan.  The Program is designed to reward Janus employees based on a combination of company, team, and individual contributions.

Any award under the Program may be paid 100% in cash or in a combination of cash and LTI awards based on the employee’s role within the organization. Janus generally will issue awards under the Program on an annual basis, or more or less frequently as determined in Janus’ discretion.

Cash awards are considered “earned” only on the dates such awards are issued to the employees. Participants in the Program must be actively employed on the date of the cash payment in order to be eligible to receive the cash award.

LTI awards are considered earned on the applicable vesting dates pursuant to the terms of the LTI award agreement. Participants in the Program must be actively employed on the date the LTI award is granted in order to be eligible to receive the LTI award.

The amount of any variable compensation award is discretionary as described under “Awards from the Pools” section below.

Awards from the Pools. Amounts in the Janus Investments Pool and the JCG Pool will be awarded as follows:

1.             Janus Investments Pool

a.             Investment Portfolio Managers:  Any awards to investment portfolio managers out of the Janus Investments Pool are fully discretionary and the amount of any such award shall be determined by the Co-Chief Investment Officers, subject to approval by the CEO.

b.            Other Eligible Participants under the Janus Investments Pool:  Variable compensation awards to other employees that are eligible to participate in the Janus Investments Pool are fully discretionary.  The amount of any award under the Janus Investments Pool to an eligible employee shall be determined by the Co-Chief Investment Officers, subject to approval by the CEO.  In exercising this discretion, the Co-Chief Investment Officers will consider, among other things, whether specific goals, performance criteria and/or objectives established for each eligible employee by his or her manager or supervisor have been met.

2.             JCG Pool

a.             Variable compensation awards to employees that are eligible to participate in the JCG Pool are fully discretionary.  The amount of any award out of the JCG Pool to an eligible employee shall be determined by the CEO after consultation with senior management.  In exercising this discretion, Janus will consider, among other things, whether specific goals, performance criteria and/or objectives established for each eligible employee by his or her manager or supervisor have been met.

LTI Awards.  LTI awards, if any, made from either of the two pools may consist of one or more of the following components:  restricted stock, stock options, restricted stock units, phantom stock, stock appreciation rights, Janus Capital Management LLC’s (“JCM”) equity or phantom interests, and/or mutual fund unit awards. The annual mix of the LTI awards will be approved by the Compensation Committee of the JCG Board of Directors (“Compensation Committee”).  LTI awards will be subject to a vesting schedule (typically 4 years), and therefore LTI compensation is not fully earned until the applicable vesting schedule is satisfied. LTI awards granted under the Program will be made on an annual basis and generally at the same time that annual LTI awards are granted to eligible employees.  LTI awards granted pursuant to this Program shall be valued in accordance with Janus’ standard valuation methodology for such awards, and shall be subject to such other terms and conditions as may be determined in the Compensation Committee’s discretion, but in any event, in accordance with the Company’s applicable LTI plans and related award agreements and documentation.

Other Benefits.  This Program does not supersede or replace Janus’ medical, dental, vision, life insurance, disability or retirement programs, as such programs may be amended or terminated by Janus from time to time in its discretion.

Termination of Employment.  Upon termination of employment, Janus will pay to the impacted employee his or her base salary through the date of termination, any fully earned but unpaid monthly sales commissions (if any) through the date of termination in accordance with the terms of any applicable sales commission plan, and any accrued but unpaid personal time off (PTO), but only if PTO is tracked and recorded under Janus’ policies for the applicable position of the employee.  An eligible employee who is terminated will not be entitled to receive or otherwise have earned any cash payment or LTI award to be made under this Program, or any pro rata portion of same, because an employee must be employed on the date such future payment is made to earn the award under this Program.  Additionally, except as set forth in the applicable award agreement, any portion of an LTI award that is unvested, and any rights thereunder, will be terminated, cancelled and forfeited effective upon such termination.

How the Program is Funded

The Janus Investments Pool will be funded each year in an amount equal to a percentage of JCM’s fully-allocated Pre-Incentive Operating Income (“PIOI”), defined as operating income before the deduction of incentive compensation and overhead using the then-current expense allocation and intracompany practices applied by Janus’ accounting and finance department (the “Janus Investments Funding Level”).  Subject to the terms of the Program, the Janus Investments Funding Level will be annually established by the Compensation Committee.

The JCG Pool will be funded each year in an amount equal to a certain percentage of JCG’s consolidated PIOI (the “JCG Funding Level”).  Subject to the terms of the Program, the JCG Funding Level will be annually established by the Compensation Committee.

The determination of the funding level and the aggregate amount of awards available for each pool are subject to the approval of the Compensation Committee.  The Compensation Committee retains the discretion to modify or terminate the Program without prior notice, although Janus will not make any change that adversely affects any award under this Program after it has been fully earned by a participant.

Other Important Disclosures

Plan Administration.  All calculations and the administration of the Program shall be conducted by Janus management, subject to oversight by the Compensation Committee.  The CEO shall make the final determination regarding the eligibility of a Janus employee to participate in one or both of the pools. All calculations, decisions and interpretations of the terms of the Program by Janus shall be final and binding. No employee shall have the individual or collective right to challenge or appeal the calculation of the pools, issues of eligibility or the amount of any individual share of such pool.

Prior Agreements/Verbal Statements.  The Program supersedes any and all prior compensation programs, plans or arrangements for variable compensation, including but not limited to any previous variable compensation or bonus plans or arrangements that a Janus employee may have with Janus or any of its subsidiaries, if any. The terms and conditions of the Program shall not be modified by any oral statement or course of dealing.

Taxes.  Janus may withhold such Federal, state, local or foreign taxes from any amounts payable under the Program that are required to be withheld pursuant to any applicable law or regulation.

Confidentiality.  The Program and the information contained in this document are proprietary and confidential, and Janus employees shall not disclose, provide or furnish any term of the Program or related communications in any manner, in whole or in part, to any third party without the prior written consent of Janus (excluding an individual’s personal accountant or attorney).

No Affect on At-Will Employment.  No provision in the Program nor any other document or statement shall: (i) modify an employee’s status as an at-will employee; (ii) be construed to confer upon any individual the right to remain in the employ or service of any Janus entity; (iii) interfere with Janus’ right or authority to terminate any employee’s employment at any time, with or without cause, with or without prior notice, procedure or formality; nor (iv) interfere with Janus’ right or authority to increase or decrease the compensation or other payments to any individual at any time.   No independent contractor or temporary employee is eligible to participate in this Program.